Exhibit 99



                           GEICO CORPORATION
                          5260 Western Avenue
                        Washington, D.C. 20076


                 PRESS RELEASE (FOR IMMEDIATE RELEASE)



 GEICO CORPORATION'S STOCKHOLDERS APPROVE MERGER WITH BERKSHIRE HATHWAWAY


          Washington, D.C., December 20, 1995--GEICO Corporation (NYSE:GEC) today announced that at a special meeting of the stockholders of GEICO Corporation, held today, the holders of approximately 86.5 percent of the outstanding shares of GEICO Corporation common stock approved and adopted the Agreement and Plan of Merger, dated August 25, 1995, by and among Berkshire Hathaway Inc., HPKF Inc. and GEICO Corporation.

          The consummation of the merger remains subject to the satisfaction of customary closing conditions but is expected to be completed on January 2, 1996.


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